Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-65868) pertaining to the 1996 Long-Term Stock Incentive Plan of International Speedway Corporation of our reports dated January 29, 2010, with respect to the consolidated financial statements and schedule of International Speedway Corporation and the effectiveness of internal control over financial reporting of International Speedway Corporation, included in this Annual Report (Form 10-K) for the fiscal year ended November 30, 2009.

/s/ Ernst & Young LLP
Certified Public Accountants

Jacksonville, Florida
January 29, 2010